Exhibit 10.63

Strictly Confidential

Lehman Commercial Paper Inc. 745 Seventh Avenue New York, New York 10019	Lehman Brothers Inc. 745 Seventh Avenue New York, New York 10019

Bear, Stearns & Co. Inc. 383 Madison Avenue New York, New York 10179	Bear Stearns Corporate Lending Inc. 383 Madison Avenue New York, New York 10179

March 13, 2006

COMMITMENT LETTER

PERSONAL AND CONFIDENTIAL

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway

Las Vegas, Nevada 89109

Attention: Daniel R. Lee, Chairman of the Board and

Chief	Executive Officer

Ladies and Gentlemen:

This commitment letter agreement (together with all exhibits and schedules hereto, the “Commitment Letter”) will confirm the understanding and agreement among Lehman Commercial Paper Inc. (“LCPI”), Lehman Brothers Inc. (“Lehman Brothers”), Bear, Stearns & Co. Inc. (“Bear Stearns” together with Lehman Brothers, the “Arrangers”) and Bear Stearns Corporate Lending Inc. (“BSCL”; together with LPCI, the “Initial Lenders”; the Initial Lenders and the Arrangers being referred to herein collectively as the “Commitment Parties”) and Pinnacle Entertainment, Inc., a Delaware corporation (together with each of its subsidiaries, the “Company”), in connection with the proposed financing for the acquisition of all of the issued and outstanding capital stock of Aztar Corporation (together with each of its subsidiaries, the “Acquired Business”). We understand that the Company proposes to acquire all of the issued and outstanding capital stock of the Acquired Business (the “Acquisition”). The date on which the Acquisition is consummated is referred to as the “Closing Date.”

You have advised us that the total funds needed to finance the Acquisition (including (i) fees and expenses (which will be approximately $149 million), (ii) the refinancing of approximately $731 million of existing debt of the Acquired Business (the “Acquired Business Existing Public Debt”), (iii) the refinancing of approximately $646 million of existing debt of the Company (the “Company Existing Public Debt”; together with the Acquired Business Existing Public Debt, the “Existing Public Debt”) and (iv) premiums in connection with the redemption of the Existing Public Debt of approximately $73 million) will be approximately $3,057 million and that such funds will be provided from the following sources:

•	$1,650 million of borrowings by the Company under Senior Term Loan Facilities (collectively with a $500 million Revolving Credit Facility, but not including any future incremental credit facility, the “Credit Facilities”) among the Company, the Initial Lenders and the financial institutions party thereto;

•	the issuance by the Company of $1,250 million (less the amount of the Existing Public Debt that remains outstanding after the Closing Date and accrued interest and tender premiums allocable thereto) in aggregate principal amount of high yield securities (the “Notes”) or, in the event the Notes are not issued at the time the Acquisition is consummated, $1,250 million (less the amount of the Existing Public Debt that remains outstanding after the Closing Date and accrued interest and tender premiums allocable thereto) of borrowings by the Company under a senior subordinated increasing rate interim loan facility (the “Interim Loan Facility” and, together with the Credit Facilities, the “Facilities”); and

•	approximately $157 million of existing cash balances from the Company and the Acquired Business (assuming the Company does not receive any additional insurance proceeds during 2006 and on or prior to the Closing Date).

As used below, the defined term “Company” will mean both the Company prior to the Acquisition and, as applicable, the Company together with the Acquired Business, after giving effect to the Acquisition.

1. The Commitments.

(a) You have requested (i) that the Initial Lenders (collectively with each other entity that becomes a lender under the Credit Facilities, the “Senior Lenders”) commit to provide the entire amount of the Credit Facilities upon the terms and subject to the conditions set forth in this Commitment Letter and in the Summary of Terms of Credit Facilities attached hereto as Exhibit A (the “Credit Facilities Term Sheet”) and (ii) that the Initial Lenders (collectively with each other entity that becomes a lender under the Interim Loan Facility, the “Interim Lenders”; the Interim Lenders and the Senior Lenders are referred to herein collectively as the “Lenders”) commit to provide the entire amount of the Interim Loan Facility upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Terms of Interim Loans attached hereto as Exhibit B (the “Interim Loans Term Sheet” and, together with the Credit Facilities Term Sheet, the “Term Sheets”).

(b) Based on the foregoing, (i) LCPI is pleased to confirm by this Commitment Letter its commitment to you to provide or cause one or more of its affiliates to provide 50% of the Credit Facilities and (ii) BSCL is pleased to confirm by this Commitment Letter its commitment to you to provide or cause one or more of its affiliates to provide 50% of the Credit Facilities (collectively, the “Senior Loan Commitment”).

(c) Based on the foregoing, (i) LCPI is pleased to confirm by this Commitment Letter its commitment to you to provide or cause one or more of its affiliates to provide 50% of the Interim Loan Facility and (ii) BSCL is pleased to confirm by this Commitment Letter its commitment to you to provide or cause one or more of its affiliates to provide 50% of the Interim Loan Facility (collectively, the “Interim Loans Commitment” and, together with the Senior Loan Commitment, the “Commitments”). You agree that if the Initial Lenders determine, in consultation with the Company, that it would be advisable to structure the loans under the Interim Loan Facility (the “Interim Loans”) as securities to facilitate syndication of the Interim Loans Commitment, the documentation contemplated by this Commitment Letter will be modified to the extent necessary to provide for an issuance of securities and otherwise such securities shall have the same terms as those of the Interim Loans.

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(d) Pursuant to an Engagement Letter, dated as of the date hereof (the “Engagement Letter”), among you and the Arrangers, as further consideration for the Interim Loans Commitment, you have engaged the Arrangers to act as your exclusive joint underwriters, exclusive joint initial purchasers and/or exclusive joint placement agents and joint book managers in connection with the sale of the Permanent Securities (as defined in the Engagement Letter).

(e) It is agreed that the Arrangers will act as the sole joint book-runners and sole joint lead arrangers for the Credit Facilities and the Interim Loan Facility and that LCPI will act as the sole and exclusive Administrative Agent (acting in such role, the “Administrative Agent”) for the Credit Facilities and the Interim Loan Facility and BSCL will act as the sole and exclusive Syndication Agent (the “Syndication Agent”; and together with the Administrative Agent, the “Agents”) for the Credit Facilities and the Interim Loan Facility. Each of the Commitment Parties will have the rights and authority customarily given to financial institutions in such roles, but will have no duties other than those expressly set forth herein. You agree that no other agents, co-agents, arrangers or book-runners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Credit Facilities Term Sheet or the Fee Letter referred to below) will be paid in connection with the Credit Facilities or the Interim Loan Facility unless you and we so agree.

(f) The commitments and agreements of the Commitment Parties described herein are subject to (i) there not having been a Material Adverse Effect (as defined below) since December 31, 2005 (the date of the most recent audited financial statements delivered to the Arrangers as of the date hereof) or any change, effect, event, development or occurrence or state of facts since December 31, 2005 that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, (ii) the Arrangers having been afforded a period of at least 30 consecutive days following the delivery of indicative ratings and the launch of the general syndication of the Facilities and immediately prior to the Closing Date to syndicate the Facilities, which the Arrangers agree shall be launched promptly after the availability of the applicable confidential information memorandum, and (iii) the other conditions set forth below or referred to in the Funding Conditions attached hereto as Exhibit D. “Material Adverse Effect” shall mean any change, effect, event or occurrence or state of facts (A) that is materially adverse to the business, assets, properties, financial condition or results of operations of the Acquired Business taken as a whole but excluding any of the foregoing resulting from (I) changes in international or national political or regulatory conditions generally (in each case, to the extent not disproportionately affecting the Acquired Business as compared to other gaming companies), (II) changes or conditions generally affecting the U.S. economy or financial markets or generally affecting the industry in which the Acquired Business operates (in each case, to the extent not disproportionately affecting the Acquired Business as compared to other gaming companies), (III) changes in tax rates in any state in which the Acquired Business operates, (IV) the introduction of gaming in any state adjoining any state in which the Acquired Business operates, (V) any change in law that legalizes other forms of gaming in any state in which the Acquired Business operates, as long as such change in law does not reduce or alter the scope, manner of operation, type, nature or timing of any permitted gaming activities which the Acquired Business is permitted to conduct, (VI) any change in state law, as long as such change in law does not reduce or alter the scope, manner of operation, type, nature or timing of any permitted gaming activities which the Acquired Business is permitted to conduct and as long as such change in law does not disproportionately affect the Acquired Business as compared to other gaming companies in the state) and/or (VII) any matters disclosed in Section 8.03(e) of the disclosures schedules to the Merger Agreement of the Acquired Business or (B) that prevents or materially delays the Acquired Business from performing its material obligations under the Merger Agreement or the consummation of the transactions contemplated thereby.

2. Fees and Expenses. In consideration of the execution and delivery of this Commitment Letter by the Commitment Parties, you agree to pay the fees and expenses set forth in Annex A-I to the

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Credit Facilities Term Sheet and in the Fee Letter dated the date hereof (the “Fee Letter”) as and when payable in accordance with the terms thereof. In consideration of the execution and delivery of this Commitment Letter by the Initial Lenders as Interim Lenders, you agree to pay the fees and expenses contemplated by the Fee Letter as and when payable in accordance with the terms thereof.

3. Indemnification.

(a) The Company hereby agrees to indemnify and hold harmless each of the Commitment Parties, the other Lenders and each of their respective affiliates and all their respective officers, directors, partners, trustees, employees, shareholders, advisors, agents, attorneys and controlling persons and each of their respective heirs, successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the Interim Loan Facility, the Extended Term Loans (as defined in the Interim Loans Term Sheet), the Exchange Notes (as defined in the Interim Loans Term Sheet), the use of the proceeds therefrom, the Acquisition, any of the other transactions contemplated by this Commitment Letter or the Engagement Letter, any other transaction related thereto or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person promptly upon demand for all out-of-pocket and documented legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein); provided, however, that no Indemnified Person will be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense resulted from the gross negligence or willful misconduct of such Indemnified Person. In no event will any Indemnified Person be liable on any theory of liability for indirect, special or consequential damages, lost profits or punitive damages as a result of any failure to fund any of the Credit Facilities or the Interim Loan Facility contemplated hereby or otherwise in connection with the Credit Facilities or Interim Loan Facility. No Indemnified Person will be liable for any damages arising from the use by unauthorized persons of information, projections or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by unauthorized persons.

(b) The Company further agrees that, without the prior written consent of each of the Commitment Parties, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of this Commitment Letter or the transactions contemplated by this Commitment Letter unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons. The Company shall not be liable for any settlement effected without its consent, such consent not to be unreasonably withheld.

(c) In case any action or proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify the Company of the commencement of any action or proceeding; provided, however, that the failure so to notify the Company will not relieve the Company from any liability that it may have to such Indemnified Person pursuant to this Section 3 or from any liability that it may have to such Indemnified Person other than pursuant to this Section 3. Notwithstanding the above, following such notification, the Company may elect in writing to assume the defense of such action or proceeding, and, upon such election, it will not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith,

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unless (i) it has failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner, (ii) counsel provided by the Company reasonably determines that its representation of such Indemnified Person would present it with a conflict of interest or (iii) the Indemnified Person reasonably determines that there may be legal defenses available to it which are different from or in addition to those available to the Company. In connection with any one action or proceeding, the Company will not be responsible for the fees and expenses of more than one separate law firm (in addition to local counsel) for all Indemnified Persons.

(d) The Company and the Commitment Parties agree that if any indemnification or reimbursement sought pursuant to this Section 3 is judicially determined to be unavailable for a reason other than the gross negligence or willful misconduct of such Indemnified Person, then the Company will contribute to the amount paid or payable by such Commitment Party, as a result of such losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and such Commitment Party, as the case may be, on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company, on the one hand, and such Commitment Party, on the other hand, as well as any other equitable considerations.

4. Expiration of Commitment. The Commitments will expire at 5:00 p.m., New York City time, on March 31, 2006 unless on or prior to such time you have executed and returned to the Arrangers a copy of this Commitment Letter, the Fee Letter and the Engagement Letter. If you do so execute and deliver to the Arrangers this Commitment Letter, the Fee Letter and the Engagement Letter, each Initial Lender agrees to hold its Commitments available for you until the earliest of (i) the consummation of the Acquisition with or without the funding of the Credit Facilities or the Interim Loan Facility, (ii) the termination of any definitive executed agreement in respect of the Acquisition (an “Acquisition Agreement”) and (iii) 5:00 p.m., New York City time, on the one year anniversary of the date hereof; provided, that, in the event the date of signing of an Acquisition Agreement by the Company and the Acquired Business or any of their respective affiliates (the “Signing Date”) occurs on or prior to the one year anniversary of the date hereof, the foregoing date specified in this clause (iii) will be extended to the date that is the earlier of (A) the one-year anniversary of the Signing Date and (B) the 18-month anniversary of the date hereof. The Commitments will terminate on the Closing Date, and you agree to rely exclusively on your rights and the commitments set forth in the Credit Documentation and Interim Loan Agreement in respect of all loans and extensions of credit to be made after the Closing Date.

5. Confidentiality.

(a) This Commitment Letter, Fee Letter and the Engagement Letter and the terms and conditions contained herein and therein may not be disclosed by the Company to any person or entity without the prior written consent of the Commitment Parties, such consent not to be unreasonably withheld or delayed other than (i) to the Acquired Business and such of your and their agents and advisors, (ii) other than the Fee Letter and the Engagement Letter, to the rating agencies, (iii) in any filing in any public record in which it is required by law (or deemed advisable by the Company in connection with the Acquisition) to be filed, (iv) at the request of any regulatory body, and (v) such other disclosures required by a judicial or administrative proceeding or as otherwise required by law or regulation.

(b) You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party,” when used in this paragraph, includes all such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and

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otherwise. The Commitment Parties will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and the Commitment Parties will not furnish any such information to other companies. You also acknowledge that the Commitment Parties have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

6. Assignment and Syndication.

(a) The parties hereto agree that the Arrangers will have the right, in consultation with you, to syndicate the Facilities and the Commitments to one or more groups of financial institutions or other investors; provided, that the commitments hereunder may not be assigned, in whole or in part, prior to the Closing Date without your prior written consent. The Arrangers will have the right, in consultation with you, to manage all aspects of any such syndication, including decisions as to the selection of financial institutions or other investors to be approached and when they will be approached, the acceptance of commitments, the amounts offered, the amounts allocated and the compensation provided. Upon the reasonable request of the Arrangers, the Company shall use its commercially reasonable efforts to assist the Arrangers in such syndication process, including, without limitation: (i) ensuring that the syndication efforts benefit from the existing lending relationships of the Company (and, to the extent practicable, the Acquired Business); (ii) arranging for direct contact between senior management and other representatives and advisors of the Company (and, to the extent practicable, the Acquired Business) and the proposed Lenders; (iii) assisting in the preparation of Confidential Information Memoranda and other marketing materials to be used in connection with any syndication, including causing such Confidential Information Memoranda to conform to market standards for similar transactions as reasonably determined by the Arrangers and, at the reasonable request of the Arrangers, the preparation of versions of the Confidential Information Memoranda that do not contain material non-public information concerning the Company or the Acquired Business, their respective affiliates or their securities for purposes of United States federal and state securities laws; and (iv) hosting, with the Arrangers, one or more meetings of prospective Lenders, and, in connection with any such Lender meeting, consulting with the Arrangers with respect to the presentations to be made at such meeting, and making available appropriate officers and representatives of the Company (and, to the extent practicable, the Acquired Business) to rehearse such presentations prior to such meetings, as reasonably requested by the Arrangers. You also agree that, at your expense, you will work with the Arrangers to procure a rating for the Credit Facilities and the Interim Loan Facility by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group prior to the commencement of the general syndication of the Facilities.

(b) To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Arrangers such information with respect to the Company, the Acquired Business, the Acquisition and the other transactions contemplated hereby as it may reasonably request, including all financial information and projections as it may reasonably request, including a reasonably detailed business plan for fiscal 2006 through fiscal 2011 in form and substance consistent with what the Company has delivered to the Arrangers in prior financing transactions (the “Projections”). You hereby represent and covenant that to the best of your knowledge (i) all information other than the Projections (the “Information”), that has been or will be made available to the Arrangers by you or any of your representatives is or will be, when furnished, and when taken as a whole, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to the Arrangers by you or any of your representatives, in connection with the transactions contemplated hereby, have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time made. You understand that in

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arranging and syndicating the Facilities and the Commitments we may use and rely on the Information and Projections without independent verification thereof. If, at any time from the date hereof until the Closing Date, any of the representations and covenants in this section would be, to your knowledge, incorrect if the information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will use your commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations and warranties will be correct under those circumstances.

(c) To ensure an orderly and effective syndication of the Facilities and the Commitments, you agree that, from the date hereof until the earlier of the termination of the syndication as determined by the Arrangers and 45 days following the Closing Date, you will not, and will not permit any of your affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility, or debt or equity security of the Company or any of its subsidiaries (other than the syndication of the Facilities and the offering of the Notes, in each case, as contemplated hereby, and any equity securities the proceeds from which would be used to prepay the Tranche X Term Loans (as defined in the Credit Facilities Term Sheet)), including any renewals or refinancings of any existing debt facility, that would in the Arrangers judgment be expected to have an adverse impact on the syndication of the Facilities.

7. Survival. The provisions of this Commitment Letter relating to the payment of fees and expenses, indemnification and contribution and confidentiality and the provisions of Sections 6 and 8 hereof will survive the expiration or termination of the Commitments or this Commitment Letter (including any extensions) and the execution and delivery of definitive financing documentation provided, that the provisions hereof relating to indemnification will be superseded on the Closing Date to the extent replaced by the provisions of the financing documentation.

8. Choice of Law; Jurisdiction; Waivers.

(a) This Commitment Letter will be governed by and construed in accordance with the laws of the State of New York. The Company and the Commitment Parties hereby irrevocably submit to the non-exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the Fee Letter and irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto hereby waive any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter.

(b) No Senior Lender or Interim Lender will be liable in any respect for any of the obligations or liabilities of any other Senior Lender or Interim Lender under this letter or arising from or relating to the transactions contemplated hereby.

9. Miscellaneous.

(a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile transmission will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of the Commitment Parties and you.

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(b) The Company may not assign any of its rights, or be relieved of any of its obligations, without the prior written consent of each of the Lenders (and any purported assignment without such consent will be null and void).

(c) This Commitment Letter and the attached Exhibits and Schedules set forth the entire understanding of the parties hereto as to the scope of the Commitments and the obligations of the Lenders and the Commitment Parties hereunder. This Commitment Letter supersedes all prior understandings and proposals, whether written or oral, between any of the Lenders and you relating to any financing or the transactions contemplated hereby. This Commitment Letter is in addition to the agreements of the parties contained in the Engagement Letter and the Fee Letter.

(d) This Commitment Letter has been and is made solely for the benefit of the parties signatory hereto, the Indemnified Persons, and their respective heirs, successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein.

(e) You acknowledge that the Lenders and the Commitment Parties may be (or may be affiliated with) full service financial firms and as such from time to time may effect transactions for their own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter. You hereby waive and release, to the fullest extent permitted by law, any claims you have with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the failure of any Commitment Party or one or more Lenders or any of their respective affiliates to bring such transactions, activities, investments or holdings to your attention.

(f) You agree to provide us, prior to the Closing Date, with all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. Patriot Act.

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If you are in agreement with the foregoing, kindly sign and return to us the enclosed copy of this Commitment Letter.

Very truly yours,

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ William J. Hughes
Name:	William J. Hughes
Title:	Managing Director

LEHMAN BROTHERS INC.

By:	/s/ William J. Hughes
Name:	William J. Hughes
Title:	Managing Director

BEAR, STEARNS & CO. INC.

By:	/s/ Richard Bram Smith
Name:	Richard Bram Smith
Title:	Senior Managing Director

BEAR STEARNS CORPORATE LENDING INC.

By:	/s/ Richard Bram Smith
Name:	Richard Bram Smith
Title:	Vice President

Accepted and agreed to as of the date first above written:

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Stephen H. Capp
Name:	Stephen H. Capp
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF CREDIT FACILITIES

Set forth below is a summary of certain of the terms of the Credit Facilities and the documentation related thereto. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Summary of Terms is attached and of which it forms a part.

I.	Parties

	Borrower	Pinnacle Entertainment, Inc. (the “Company”).

	Guarantors	Each of the Company’s direct and indirect subsidiaries (other than foreign subsidiaries of the Company to the extent it would result in material adverse tax, foreign gaming or foreign law consequences, Unrestricted Subsidiaries and Immaterial Subsidiaries (each to be defined in a manner consistent with the Second Amended and Restated Credit Agreement, dated as of December 14, 2005 (the “Existing Credit Agreement”)) and certain other exceptions consistent with the Existing Credit Agreement), among the Company, the lenders party thereto, LCPI, as administrative agent, and BSCL, as syndication agent) (the “Guarantors”; the Company and the Guarantors, collectively, the “Credit Parties”).

	Unrestricted Subsidiaries	The subsidiaries of the Company in Argentina, Chile and the Bahamas and other subsidiaries of the Company acquired or formed after the Closing Date that meet requirements to be agreed. Foreign Unrestricted Subsidiaries may engage in the casino/hotel business and own casino/hotel assets in foreign jurisdictions.

	Joint Lead Arrangers and Joint Book-Runners	Lehman Brothers Inc. and Bear, Stearns & Co. Inc. (in such capacities, the “Arrangers”).

	Syndication Agent	Bear Stearns Corporate Lending Inc. (in such capacity, the “Syndication Agent”).

	Administrative Agent	Lehman Commercial Paper Inc. (in such capacity, the “Administrative Agent”).

	Senior Lenders	A syndicate of banks, financial institutions and other entities arranged by the Arrangers with the consultation of the Company; provided, that any such syndication prior to the Closing Date shall comply with the terms and conditions set forth in the Commitment Letter (collectively, the “Senior Lenders”).

II.	Types and Amounts of Credit Facilities

	Senior Term Loan Facilities	Senior Term Loan Facilities (the “Term Loan Facilities”) in an aggregate principal amount equal to $1,650 million (the loans thereunder, the “Term Loans”) as follows:

A six and one-half-year term loan facility (the “Tranche X Term Loan Facility”) in an aggregate principal amount equal to $400 million (the loans thereunder, the “Tranche X Term Loans”). The Tranche X Term Loans will be repayable in equal quarterly installments in an aggregate annual amount equal to 1% of the initial principal amount of the Term Loans during the five years and three months following the one year anniversary of the Closing Date with the balance payable on the six and one-half year anniversary of the Closing Date.

A seven-year term loan facility (the “Tranche B Term Loan Facility”, and collectively with the Tranche X Term Loan Facility, the “Term Loan Facilities”) in an aggregate principal amount equal to $1,250 million (the loans thereunder, the “Tranche B Term Loans”, and collectively with the Tranche X Term Loans, the “Term Loans”). The Tranche B Term Loans will be repayable in equal quarterly installments in an aggregate annual amount equal to 1% of the initial principal amount of the Tranche B Term Loans during the five years and nine months following the one year anniversary of the Closing Date with the balance payable on the seventh anniversary of the Closing Date.

	Availability	The Term Loans will be made in a single drawing on the Closing Date.

	Purpose	The proceeds of the Term Loans will be used to finance, in part, the Acquisition (including related fees and expenses (including severance costs)), to refinance certain existing indebtedness of the Acquired Business and the Company, and for general corporate purposes of the Company and its subsidiaries, including without limitation to finance capital expenditures, asset purchases, other investments.

	Incremental Credit Facility	The Company will have the right to solicit commitments for a pre-approved (but not pre-committed) increase in the Revolving Credit Facility and/or an incremental term loan facility (the “Incremental Term Loan Facility”) in an aggregate principal amount up to $300 million on, in the case of the Incremental Term Loan Facility, terms substantially the same as those applicable to the Tranche B Term Loan Facility (subject to exceptions consistent with those in the Existing Credit Agreement). The term loans under the Incremental Term Loan Facility (the “Incremental Loans”), together with the Term Loans, are referred to herein as the “Senior Term Loans.” Such increases in the Revolving Credit Facility or Incremental Loans may be provided by existing Senior Lenders or other persons who become Senior Lenders in connection therewith and will be subject to customary conditions and price protection consistent with the Existing Credit Agreement. No Senior Lender will be obligated to provide any such increase or Incremental Loans.

Purpose	The proceeds from the Incremental Term Loan Facility may be used for general corporate purposes of the Company and its subsidiaries, including, without limitation, for permitted acquisitions, to finance the capital expenditures, asset purchases and other investments and to prepay the Interim Loans or the Term Loans (as defined in Exhibit C to the Commitment Letter).

Revolving Credit Facility	A five-year revolving credit facility (the “Revolving Credit Facility”; together with the Term Loan Facilities and any Incremental Term Loan Facility, the “Credit Facilities”) in an aggregate principal amount equal to $500 million (the loans thereunder, the “Revolving Credit Loans”, and together with the Senior Term Loans, the “Loans”).

The Company shall have the right on or prior to the Closing Date, to solicit commitments for an additional amount of commitments in respect of the Revolving Credit Facility such that the aggregate commitments in respect of the Revolving Credit Facility do not exceed $750 million. Such increases in the Revolving Credit Facility may but shall not be required to be provided by existing Senior Lenders.

Availability	The Revolving Credit Facility will be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Revolving Credit Termination Date”); provided, that an amount to be agreed of Revolving Credit Loans may be used to finance the Acquisition.

Letters of Credit	A portion of the Revolving Credit Facility not in excess of an amount to be agreed will be available for the issuance of letters of credit (the “Letters of Credit”) by one or more Senior Lenders to be selected in the syndication process (each such Senior Lender in such capacity, an “Issuing Senior Lender”). The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. No Letter of Credit will have an expiration date after the earlier of (i) one year after the date of issuance, unless the Issuing Senior Lender otherwise agrees, and (ii) five business days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Drawings under any Letter of Credit will be reimbursed by the Company (whether with its own funds or with the proceeds of Revolving Credit Loans) on the next business day. Each Senior Lender under the Revolving Credit Facility will acquire an irrevocable and unconditional pro rata participation in each Letter of Credit.

	Swing Line Loans	A portion of the Revolving Credit Facility not in excess of an amount to be agreed will be available for swing line loans (the “Swing Line Loans”) from Lehman Commercial Paper Inc. (in such capacity, the “Swing Line Senior Lender”) on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Senior Lender under the Revolving Credit Facility will acquire an irrevocable and unconditional pro rata participation in each Swing Line Loan.

	Maturity	The Revolving Credit Termination Date.

	Purpose	The proceeds of the Revolving Credit Loans will be used to finance the Company’s capital expenditures, asset purchases and other investments and for general corporate purposes of the Company and its subsidiaries (including certain construction projects).

III.	Certain Payment Provisions

	Fees and Interest Rates	As set forth on Annex A-I.

Optional Prepayments and Commitment Reductions

Loans may be prepaid in minimum amounts to be agreed upon without premium or penalty. Optional prepayments of the Senior Term Loans will be applied ratably to each tranche and to the installments thereof ratably in accordance with the then outstanding amounts thereof and may not be reborrowed. The unutilized portion of the commitments under the Revolving Credit Facility may, upon five business days’ notice, be permanently reduced or terminated by the Company without premium or penalty, in minimum amounts to be agreed.

	Mandatory Prepayments and Commitment Reductions	The following amounts will be applied to prepay the Senior Term Loans (subject to exceptions and thresholds that are consistent with those set forth in the Existing Credit Agreement):

(i)       100% of the net cash proceeds of any issuance or incurrence of indebtedness (other than indebtedness otherwise permitted under the Credit Documentation (as defined below)) after the Closing Date by the Company or any of its subsidiaries;

(ii)      100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Company or any of its subsidiaries of any assets and certain insurance proceeds recoveries (other than business interruption), with exceptions for proceeds that are re-invested within 12 months or committed to be re-invested within 12 months and actually re-invested within a further six months of such commitment, in each case, in assets otherwise permitted under the Credit Documentation (except for the sale of inventory in the ordinary course of business, a general basket and de minimis exceptions consistent with the Existing Credit Agreement with adjustments to reflect the Acquisition, certain designated dispositions consistent with those under the Existing Credit Agreement, and certain other dispositions to be agreed upon); and

(iii)     50% of excess cash flow (to be defined in a manner that is consistent with the Existing Credit Agreement) for each fiscal year of the Company (commencing with the fiscal year following the fiscal year in which the Closing Date occurs).

Each such prepayment of the Senior Term Loans will be applied ratably to each tranche and to the installments thereof in direct order of maturity and may not be reborrowed; provided, that proceeds from any event specified in clause (i) above and the proceeds from certain insurance recoveries shall be applied first to the prepayment of the Tranche X Term Loans.

In addition, the Tranche X Term Loans shall be prepaid with 100% of the net cash proceeds of any sale or issuance of equity (other than issuances pursuant to employee stock plans and other exceptions to be agreed) after the Closing Date by the Company. Any such amounts prepaid may not be reborrowed.

IV.	Collateral	The obligations of each Credit Party in respect of the Credit Facilities and certain interest rate hedge agreements and cash management arrangements provided by affiliates of the Lenders at the time such agreements or arrangements are entered into will be secured by a perfected first priority security interest (subject to permitted liens) in substantially all of its tangible and intangible assets (including, without limitation, intellectual property, real property, licenses, permits and all of the capital stock of each of the Company’s direct and indirect domestic subsidiaries and 65% of the voting stock and 100% of the non-voting stock of certain of its first-tier foreign subsidiaries (other than Unrestricted Subsidiaries)), except for assets as to which the Arrangers determine, in their reasonable discretion, that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby and those assets which are not required to be collateral under the Existing Credit Agreement, and subject to legal or regulatory limitations.

To the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of stock certificates and the security agreement giving rise to the security interest therein) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the Administrative Agent and the Company.

V.	Certain Conditions

	Initial Conditions	The availability of the Credit Facilities is subject to the conditions set forth on Exhibit D to the Commitment Letter.

	On-Going Conditions	The making of each extension of credit will be conditioned upon (i) the accuracy in all material respects (except to the extent otherwise qualified by materiality or similar qualification) of all representations and warranties in the definitive financing documentation with respect to the Credit Facilities (the “Credit Documentation”) (including, without limitation, the material adverse change and litigation representations) and (ii) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit; provided that, the only representations and warranties relating to the Acquired Business and its businesses the making of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be the representations made by the Acquired Business in the Merger Agreement.

VI.	Certain Documentation Matters	The Credit Documentation will contain the following representations, warranties, covenants and events of default, subject to exceptions, materiality qualifiers, thresholds and grace periods where appropriate to be determined and generally consistent with the Existing Credit Agreement:

	Representations and Warranties	Financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change (which as of the Closing Date shall be defined in a manner consistent with the Commitment Letter and thereafter as mutually agreed by the parties); corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; indebtedness; liens; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; licenses; permits; franchises and regulatory approvals; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; creation and perfection of security interests; status of the Credit Facilities as senior debt; use of proceeds; Regulation H; gaming laws; and insurance proceeds.

	Affirmative Covenants	Delivery of financial statements, reports, accountants’ letters, annual budgets (including projections), officers’ certificates and other information reasonably requested by the Senior Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Senior Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); post-closing filings with gaming authorities; and agreement to obtain within 90 days after the Closing Date interest rate protection such that interest on at least 40% of the Company’s long-term debt is fixed or hedged for a period of not less than three years on terms and conditions reasonably satisfactory to the Arrangers.

Construction Monitoring	A third party construction monitor arrangement consistent with the terms set forth in the Existing Credit Agreement.

Financial Covenants	Only the following: minimum interest coverage ratio, maximum senior leverage ratio and maximum total debt leverage ratio. The financial covenants shall apply to the Company and its subsidiaries and shall be tested on a rolling four-quarter basis at the end of each fiscal quarter after the Closing Date.

Negative Covenants	Consistent with those set forth in the Existing Credit Agreement (with modifications to be agreed upon to reflect the Acquisition), limitations on: indebtedness (including preferred stock); liens; guarantee obligations; mergers and acquisitions, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; maintenance capital expenditures and discretionary capital expenditures; investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; changes in lines of business; restrictions on subsidiary distributions; hedge agreements; and changes to the Deferred Compensation Plan and Directors and Officers’ Trust (each to be defined in a manner consistent with the Existing Credit Agreement).

Events of Default	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to indebtedness in excess of an amount to be agreed upon; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document, subordination provisions or security interest; and a change of control (the definition of which is to be agreed but which will include, without limitation, a change of control under the definitive documentation governing the Interim Loan Facility (the “Interim Loan Agreement”)).

Voting	Amendments and waivers with respect to the Credit Documentation will require the approval of Senior Lenders holding not less than a majority of the aggregate amount of the Senior Term Loans, Revolving Credit Loans (including participations in Letters of Credit and Swing Line Loans) and unused commitments under the Credit Facilities, except (subject to customary lender replacement provisions) that (i) the consent of each Senior Lender directly and adversely affected thereby will be required with respect to (a) reductions in the amount or extensions of the scheduled date of final maturity of any loan, (b) reductions in the rate of interest or any fee or extensions of any due date thereof, (c) increases in the amount or extensions of the expiry date of any Senior Lender’s commitment, (d) modifications to the pro rata provisions of the Credit Documentation or (e) modifications to the assignment and participation provisions of the Credit Documentation which further restrict assignments thereunder and (ii) the consent of 100% of the Senior Lenders will be required with respect to (a) modifications to any of the voting percentages and (b) releases of all or substantially all of the collateral or all or substantially all of the Guarantees other than in accordance with the provisions of the Credit Documentation. In addition, the consent of Senior Lenders holding a majority of the aggregate amount of the funded and unfunded commitments under a Credit Facility will be required with respect to certain modifications disproportionately affecting such Credit Facility.

Assignments and Participations	Each Senior Lender may assign any or all of its loans and commitments to its affiliates or to one or more banks, financial institutions or other entities. Except for assignments (i) by or to the Arrangers and their respective affiliates, (ii) to another Senior Lender or to an affiliate of a Senior Lender or (iii) of funded Senior Term Loans, assignments will require the consent of the Administrative Agent and, so long as no event of default has occurred and is continuing, the Company (which consent in each case will not be unreasonably withheld or delayed). Non-pro rata assignments will be permitted. Partial assignments (other than to another Senior Lender or to an affiliate of a Senior Lender), must be at least $1.0 million, in the case of the Term Loan Facilities, and $5.0 million, in the case of the Revolving Credit Facility, unless otherwise agreed by the Company and the Administrative Agent. Upon assignment, the assignee will become a Senior Lender for all purposes under the Credit Documentation under documentation reasonably acceptable to the Administrative Agent. Promissory notes will be issued under the Credit Facilities only upon request.

Yield Protection	The Credit Documentation will contain customary provisions (i) protecting the Senior Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (ii) indemnifying the Senior Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR Loan (as defined in Annex A-I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification	The Company will pay (i) all reasonable, documented out-of-pocket expenses of the Administrative Agent, the Syndication Agent and the Arrangers associated with the syndication of the Credit Facilities and the preparation, negotiation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable documented fees, disbursements and other charges of one counsel (and, if necessary, one local counsel per jurisdiction), and the charges of IntraLinks) and (ii) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Senior Lenders (including the reasonable documented fees, disbursements and other charges of one counsel) in connection with the enforcement of the Credit Documentation or in any bankruptcy case or insolvency proceeding.

The Administrative Agent, the Syndication Agent, the Arrangers and the Senior Lenders (and their affiliates and each of their respective officers, directors, partners, trustees, employees, shareholders, advisors, agents, attorneys and controlling persons and each of their respective heirs, successors and assigns) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence, bad faith or willful misconduct of the indemnified party).

Governing Law and Forum	State of New York.

Counsel to the Administrative Agent and the Arrangers	Simpson Thacher & Bartlett LLP.

Annex A-I

Interest and Certain Fees

Interest Rate Options	The Company may elect that the loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin (“Base Rate Loans”); or

(ii) the LIBOR Rate plus the Applicable Margin (“LIBOR Loans”);

provided, that Swing Line Loans will always be Base Rate Loans.

As used herein:

“Base Rate” means the higher of (i) the prime lending rate as set forth on the British Banking Association Telerate Page 5 (the “Prime Rate”), and (ii) the federal funds effective rate from time to time plus 0.5%.

“Applicable Margin” means a per annum rate equal to (i) 1.50%, in the case of Base Rate Loans and (ii) 2.50%, in the case of LIBOR Loans); provided, that, on and after delivery of the financial statements required under the Credit Documentation, the Applicable Margin in respect of the Revolving Credit Facility shall be subject to adjustment based on adjusted leverage levels to be agreed.

“LIBOR Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Company) are offered in the interbank eurodollar market.

No new LIBOR interest period may be selected when any event of default is continuing.

Interest Payment Dates	For Base Rate Loans, quarterly in arrears.

For LIBOR Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees	The Company will pay a commitment fee calculated from the Closing Date at 0.50% per annum, on the average daily unused portion of the Revolving Credit Facility payable quarterly in arrears; provided, that, on and after delivery of the financial statements required under the Credit Documentation, the commitment fee shall be subject to adjustment based on adjusted leverage levels to be agreed. Swing Line Loans will, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility.

A-I-1

Letter of Credit Fees	The Company will pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to LIBOR Loans under the Revolving Credit Facility on the face amount of each Letter of Credit. Such commission will be shared ratably among the Senior Lenders participating in the Revolving Credit Facility and will be payable quarterly in arrears.

In addition to letter of credit commissions, a fronting fee calculated at a rate per annum to be agreed upon by the Company and the Issuing Senior Lender on the face amount of each Letter of Credit will be payable quarterly in arrears to the Issuing Senior Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges will be payable to the Issuing Senior Lender for its own account.

Default Rate	Overdue amounts (including overdue interest) will bear interest at a rate equal to 2% per annum above the rate applicable to Base Rate Loans.

Rate and Fee Basis	All per annum rates will be calculated on the basis of a year of 360 days (or 365 or 366 days, as applicable, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) and the actual number of days elapsed.

A-I-2

EXHIBIT B TO COMMITMENT LETTER

SUMMARY OF TERMS OF INTERIM LOANS

Set forth below is a summary of certain of the terms of the Interim Loan Facility and the documentation related thereto. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Summary of Terms is attached and of which it forms a part.

Borrower	The Company.

Joint Book-Runners and Joint Lead Arrangers	Lehman Brothers and Bear Stearns.

Administrative Agent.	LCPI.

Syndication Agent.	BSCL.

Loans	$1,250 million (less the principal amount of the Existing Public Debt that remains outstanding after the Closing Date and accrued interest and tender premiums allocable thereto) in aggregate principal amount of senior subordinated increasing rate loans due 2007 (the “Interim Loans”).

Subordination	The Interim Loans and all obligations with respect thereto will be subordinated in right of payment to the payment in full of all obligations of the Company under the Credit Facilities and certain refinancings thereof on terms satisfactory to the Lenders in their sole discretion. The Company will not be permitted to incur any indebtedness that is subordinated to any borrowings under the Credit Facilities and senior to any other indebtedness of the Company. Nothing in the subordination provisions will prevent any holder of Interim Loans from receiving and retaining any proceeds originally received by the Company or any subsidiary of the Company that were used to repay Interim Loans to the extent required under the “Mandatory Repayment” provision described below, and the same may be retained by such holder free and clear of any claims by holders of any debt, pursuant to these subordination provisions or otherwise.

Security	None.

Use of Proceeds	The proceeds of the Interim Loans will be used to finance, in part, the Acquisition (including related fees and expenses (including severance costs)), to refinance certain existing indebtedness of the Acquired Business and the Company, and for general corporate purposes of the Company and its subsidiaries, including without limitation to finance capital expenditures, asset purchases, other investments.

Maturity	365 days from the date of initial funding (the “Maturity Date”).

Funding Date	The Closing Date.

Mandatory Rollover	If (i) the Interim Loans are not repaid in full on or prior to the Maturity Date and (ii) the conditions precedent set forth in Exhibit C to the Commitment Letter are satisfied, then the Interim Loans will be automatically extended on the Maturity Date into Extended Term Loans due on the ninth anniversary of the Maturity Date of the Company (the “Extended Term Loans”) in an aggregate principal amount equal to the aggregate principal amount of Interim Loans so extended. The Extended Term Loans will have the terms set forth in Exhibit C to the Commitment Letter. Under certain circumstances, Extended Term Loans may be exchanged by the holders thereof for Exchange Notes (the “Exchange Notes”). The Exchange Notes will have the terms set forth in Exhibit C to the Commitment Letter. The Exchange Notes will be issued, undated, on the Closing Date and placed in an escrow account and held by a mutually agreeable fiduciary pending such exchange.

Interest	The Interim Loans will bear interest at a variable per annum rate equal to the sum of (a) a base rate to be selected by the Company on the date of funding equal to either (i) the one-, three- or six- month London Interbank Offered Rate, reset monthly or quarterly, as the case may be (the “LIBOR Rate”), calculated on the basis of the actual number of days elapsed in a year of 360 days, or (ii) the Base Rate (as defined in the Credit Facilities Term Sheet), plus (b) a spread (the “Spread”) equal to (i) 450 basis points in case of the LIBOR Rate or (ii) 350 basis points in case of the Base Rate. The Spread will increase by 75 basis points upon the 180 day anniversary of the date of funding of the Interim Loans and 50 basis points each 90 day anniversary thereafter. The interest rate on the Interim Loans will not at any time exceed 11.0% per annum. Interest will be payable quarterly, in arrears, on the Maturity Date and on the date of any prepayment of the Interim Loans. Notwithstanding the limitations set forth in this paragraph, overdue amounts (including overdue interest) will bear interest at a rate equal to 2% above the rate otherwise applicable thereto. For Interim Loans outstanding after the Maturity Date, interest will be payable on demand at the default rate.

Guarantees	The Interim Loans will be guaranteed on a senior subordinated basis by each affiliate of the Company that guarantees all or a portion of the indebtedness under the Credit Facilities (the “Guarantors”). A subsidiary’s guarantee will be released upon the sale of such subsidiary, subject to use of the proceeds therefrom to repay Interim Loans and/or borrowings to the extent required under the Credit Facilities.

Mandatory Repayment	The Company will repay Interim Loans with the net cash proceeds from (i) any direct or indirect public offering or private placement of debt securities of the Company or any of the Company’s subsidiaries or any equity securities of the Company, (ii) the incurrence of any other indebtedness by the Company or any subsidiary of the Company (other than borrowings under the Credit Facilities and certain permitted indebtedness as in effect on the Closing Date) and (iii) any future issuance or sale of stock of subsidiaries or sales of assets (subject to reinvestment rights and customary ordinary course exceptions) by the Company or any subsidiary of the Company, subject, in the case of clauses (i) (in the case of equity securities only), (ii) and (iii) only, to the prior repayment of any amount outstanding under the Credit Facilities and required to be prepaid with the proceeds thereof, in each case at 100% of the principal amount of the Interim Loans repaid, plus all accrued and unpaid interest and fees to the date of the repayment.

Optional Repayment	The Interim Loans may be repaid, in whole or in part on a pro rata basis, at the option of the Company at any time upon three business days’ prior written notice at a price equal to 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment.

Payments	Payments by the Company will be made by wire transfer of immediately available funds.

Transferability	With the consent of the Administrative Agent (which consent will not be unreasonably withheld or delayed), each of the Interim Lenders will be free to sell or transfer all or any part of its Interim Loans to any third party and to pledge any or all of the Interim Loans to any commercial bank or other institutional lender. Participations will not require the consent of the Company or the Administrative Agent; provided, that prior to 180 days after the Closing Date, (i) any such sale or transfer shall be consummated in consultation with the Company and (ii) the Initial Lenders shall continue to hold, pro rata based on their respective initial Commitments, at least 51% of the aggregate principal amount of Interim Loans (it being understood that the foregoing shall not limit the ability of the Initial Lenders to sell participations in their Interim Loans).

Amendments	Modifications to the terms of the Interim Loan Agreement may be made with the consent of the holders of a majority in aggregate principal amount of the Interim Loans then outstanding, except that (subject to customary lender replacement provisions) without the consent of each holder of Interim Loans affected thereby, no modification or change may (i) extend the maturity of or time of payment of interest on any Interim Loans, (ii) reduce the rate of interest or the principal amount of any Interim Loans, (iii) alter the repayment provisions of the Interim Loans, (iv) change the subordination provisions in a manner that would adversely affect the holders of the Interim Loans or (v) reduce the percentage of holders necessary to modify or change the Interim Loans.

Yield Protection	The Interim Loan Agreement will contain customary provisions (i) protecting the Interim Lenders against increased costs of loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in witholding and other taxes and (ii) indemnifying the Interim Lenders for “breakage costs” incurred in connection with, among other things, any repayment of the Interim Loans on a day other than the last day of an interest period.

Representations and Warranties	The Interim Loan Agreement will contain such representations and warranties of the Company and the Guarantors as are customary for financings of this kind (based on the representations and warranties contained in the Credit Documentation).

Covenants	The Interim Loan Agreement will contain such covenants of the Company and the Guarantors as are customary for financings of this kind (based on covenants as are customary for an indenture governing a high yield senior subordinated note issue (but with baskets and exceptions more restrictive in certain respects, as determined by the Arrangers to be consistent with financings of this type)).

Conditions Precedent	The obligation of each of the Interim Lenders to provide or cause one of its affiliates to provide the Interim Loans will be subject to (i) the conditions set forth on Exhibit D to the Commitment Letter, (ii) the accuracy in all material respects (except to the extent otherwise qualified by materiality or similar qualification) of all representations and warranties in the Interim Loan Agreement (including, without limitation, the material adverse change (which as of the Closing Date shall be defined in a manner consistent with the Commitment Letter and thereafter as mutually agreed by the parties) and litigation representations) and (iii) there being no default or event of default in existence at the time of, or after giving effect to the making of, the Interim Loans; provided that, the only representations and warranties relating to the Acquired Business and its businesses the making of which shall be a condition to availability of the Interim Loans on the Closing Date shall be the representations made by the Acquired Business in the Merger Agreement.

Events of Default; Remedies	The Interim Loan Agreement will contain such events of default as are customary for financings of this kind, including, without limitation, a change of control (the definition of which is to be agreed), based on events of default as are customary for an indenture governing a high yield senior subordinated note issue (but more restrictive in certain respects, as determined by the Arrangers to be consistent with financings of this type).

Governing Law	State of New York.

Counsel to the Administrative Agent and the Arrangers	Simpson Thacher & Bartlett LLP.

EXHIBIT C TO COMMITMENT LETTER

SUMMARY OF TERMS OF EXTENDED TERM LOANS AND EXCHANGE NOTES

Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit C is attached.

Borrower/Issuer	The Company.

Extended Term Loans	On the Maturity Date, subject to satisfaction of the conditions set forth below, the outstanding Interim Loans will be automatically extended into Extended Term Loans. The Extended Term Loans will be governed by the provisions of the Interim Loan Agreement and, except as expressly set forth below, will have the same terms as the Interim Loans.

Exchange Notes	At any time on or after the Maturity Date, a holder of Extended Term Loans may exchange all or a portion (in a minimum increment of $500,000) of the Extended Term Loans to be exchanged for Exchange Notes having a principal amount equal to the principal amount of the Extended Term Loan for which it is exchanged and having a fixed interest rate equal to the interest rate on the Extended Term Loan at the time of exchange provided that the Company may defer the first issuance of Exchange Notes until such time as the Company has received requests to issue an aggregate of at least $25,000,000 in principal amount of Exchange Notes. The Exchange Notes and the Extended Term Loans will rank pari passu with each other.

The Company will issue Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Company will appoint a trustee reasonably acceptable to the Arrangers. The Exchange Notes and the Indenture will be fully executed and deposited into escrow on the Closing Date.

Maturity	The Extended Term Loans and the Exchange Notes will mature on the ninth anniversary of the Maturity Date (the “Final Maturity Date”).

Conditions Precedent	The obligation of each of the Interim Lenders to extend the Interim Loans to Extended Term Loans will be subject to the absence of a bankruptcy or other insolvency proceeding of the Company or any of its subsidiaries (other than Immaterial Subsidiaries) or a payment default in respect of the Interim Loan Facility or the Credit Facilities.

Interest Rate	The Extended Term Loans will bear interest at an increasing rate equal to the Initial Rollover Rate plus the Rollover Spread (as defined below); provided that the interest rate in effect at any time shall not exceed 11.0%.

“Initial Rollover Rate” shall be determined as of the Maturity Date of the Interim Loans and shall equal the interest rate borne by the Interim Loans on the day immediately preceding the Maturity Date.

“Rollover Spread” shall be 50 basis points during the three-month period commencing on the Maturity Date. The Rollover Spread shall increase by 50 basis points upon each three-month anniversary thereafter.

Interest will accrue on any overdue amount (whether interest or principal, including defaulted interest), to the extent lawful, at a rate per annum equal to 200 basis points over the then current interest rate, until such amount (plus all accrued and unpaid interest) is paid in full.

Interest on the Extended Term Loans will be payable quarterly in arrears on the first business day of each fiscal quarter of the Company, on the Maturity Date of the Extended Term Loans and on the date of any prepayment thereof.

Interest on the Exchange Notes will be payable semi-annually in arrears on the first business day of each first and third fiscal quarter of the Company, on the Maturity Date of the Exchange Notes and on the date of any prepayment thereof.

Subordination	Same as Interim Loans.

Guarantees	Same as Interim Loans.

Mandatory Repayment	Same as Interim Loans in the case of Extended Term Loans and in the case of the Exchange Notes, only if so provided therein.

Change of Control	Same as Interim Loans in the case of Extended Term Loans.

Each holder of Exchange Notes will be entitled to require the Company, and the Company must offer, to repurchase the Exchange Notes held by such holder at a price of 101% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repurchase, upon the occurrence of a Change of Control (as defined in the Interim Loan Agreement).

Optional Repayment	Except as set forth below, the Extended Term Loans may be repaid or redeemed, in whole or in part, at the option of the Company at any time upon three business days’ prior written notice at a price equal to 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment.

The Exchange Notes will be redeemable during the first four years from the Maturity Date at any time, in whole or in part, at the option of the Company, subject to a redemption price equal to the sum of (i) 100% of the principal amount of the Exchange Notes and (ii) a make-whole premium calculated using a rate of treasuries plus 50 basis points.

The Exchange Notes will be redeemable at any time, in whole or in part, at the option of the Company, after the fourth anniversary of the Maturity Date, at redemption prices equal to par plus accrued interest plus a premium equal to half the coupon on such Exchange Notes, which premium will decline ratably on each subsequent yearly anniversary of the funding of the Interim Loans to zero on the date that is two years prior to the maturity of the Exchange Notes.

In addition, on or prior to the third anniversary of the Closing Date, up to 35% of the original principal amount of the Exchange Notes may be redeemed from the proceeds of a qualifying equity offering by the Company at a redemption price equal to par plus the coupon and accrued interest.

Yield Protection	Same as Interim Loans.

Payments	Same as Interim Loans.

Covenants	Same as Interim Loans, in the case of the Extended Term Loans. The Exchange Notes will have such covenants as are customary for an indenture governing a high yield senior subordinated note issue (but with baskets and exceptions more restrictive in certain respects, as determined by the Arrangers to be consistent with financings of this type).

Events of Default	Same as Interim Loans, in the case of the Extended Term Loans. The Exchange Notes will have such events of default as are customary for an indenture governing a high yield senior subordinated note issue (but more restrictive in certain respects, as determined by the Arrangers to be consistent with financings of this type).

Transferability	Unlimited except as otherwise provided by law.

Defeasance Provisions	None with respect to Extended Term Loans. The Exchange Notes will have defeasance provisions customary for high yield securities.

Amendments	Same as Interim Loans.

Registration Rights	Within 90 days after the first issuance of any Exchange Notes, the Company will be required to file a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”). The Company and the Guarantors, jointly and severally, will pay liquidated damages in the form of increased interest of 50 basis points on the principal amount of Exchange Notes outstanding to holders of Exchange Notes (i) if the Shelf Registration Statement is not filed within 90 days of the Maturity Date (as provided above) or is not declared effective by the SEC within 180 days of the Maturity Date, until such Shelf Registration Statement is filed or declared effective (as applicable), and (ii) during any period of time (subject to customary exceptions) following the effectiveness of the Shelf Registration Statement that such Shelf Registration Statement is not available for sales thereunder. After 12 weeks, the liquidated damages will increase by 50 basis points, and will increase by 50 basis points for each 12-week period thereafter to a maximum increase in interest of 200 basis points. The Company will be required to effect an “A/B” exchange offer to all holders of Exchange Notes within 180 days of the issuance of the Exchange Notes if the holders of a majority in principal amount of the Exchange Notes then outstanding so request. The Company may choose to effect one or more “A/B” exchange offers in respect of Exchange Notes either prior to or after they have been included in the Shelf Registration Statement. Once any particular Exchange Notes have been exchanged in an “A/B” exchange offer, the Company shall have no further obligation to include such Exchange Notes in the Shelf Registration Statement.

EXHIBIT D TO COMMITMENT LETTER

FUNDING CONDITIONS

Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit D is attached and of which it forms a part. The availability of the Credit Facilities and Interim Loan Facility is conditioned upon satisfaction of the conditions precedent summarized below.

(a)	Each Credit Party shall have executed and delivered customary definitive financing documentation with respect to the Interim Loan Facility and the Credit Facilities reasonably satisfactory to the Administrative Agent, the Arrangers and their counsel reflecting the terms of this Commitment Letter. Notwithstanding anything to the contrary, the terms of the documentation shall be such that they do not impair the availability of the Credit Facilities or the Interim Loan Facility on the Closing Date if the conditions set forth herein are satisfied.

(b)	There shall not exist (pro forma for the Acquisition and the financing thereof) any default or event of default under the Credit Facilities or the Interim Loan Agreement.

(c)	The Acquisition shall have been consummated pursuant to the Merger Agreement and other customary documentation reasonably satisfactory to the Arrangers (it being understood that the Merger Agreement in the form dated as of March 13, 2006 is satisfactory to the Arrangers), and no provision thereof shall have been waived, amended, supplemented or otherwise modified in a manner that is material and adverse to the interests of the Lenders without the consent of the Arrangers. No stockholder rights plan or other “poison pill” of the Acquired Business shall become exercisable in connection with the Acquisition.

(d)	The Company shall have complied with all of its material obligations under and agreements in the Commitment Letter, the Engagement Letter and the Fee Letter.

(e)	A majority of each issue of Existing Public Debt shall have accepted a tender and exit consent offer (the “Tender Offer”) made on terms reasonably satisfactory to the Arrangers, or all of each issue of Existing Public Debt has been redeemed or covenant defeased. The Tender Offer, redemption or defeasance, as the case may be, shall have settled or become effective, as the case may be, contemporaneous with the Closing Date.

(f)	Each of the conditions set forth in Sections 6.01(a), (b) and (c) of the Merger Agreement (in the form referred to in paragraph (c) above) shall have been and shall remain satisfied.

(g)	At least 30 days prior to the Closing Date, the Arrangers shall have received audited, in the case of the fiscal year-end, and unaudited, in the case of interim (which shall have been reviewed by the independent accountants for the Company or the Acquired Business, as the case may be, as provided in Statement on Auditing Standards No. 100) annual and quarterly consolidated financial statements of the Company and the Acquired Business and all other completed or probable acquisitions (including pro forma financial statements) meeting the requirements of Regulation S-X for a Form S-3 registration statement under the Securities Act of 1933, as amended.

(h)	Each of the Facilities (other than the Incremental Term Loan Facility) shall have been rated by Moody’s and S&P.

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(i)	The Arrangers shall have received the results of recent lien searches with respect to the Company and the Acquired Business, and such searches shall not reveal any liens other than liens permitted by the Credit Documentation (which permitted liens shall be no more restrictive than those in the Existing Credit Agreement) or liens to be discharged substantially concurrently with the closing of the Credit Facilities pursuant to documentation satisfactory to the Arrangers.

(j)	To the extent contemplated in Exhibit A to the Commitment Letter, all documents and instruments required to perfect the first priority security interest in the collateral under the Credit Facilities (including delivery of stock certificates and undated stock powers executed in blank) shall have been executed and be in proper form for filing, and, in connection with the real estate collateral, the Administrative Agent shall have received satisfactory title insurance policies (each with exceptions for matters listed on Schedule B of the title policies issued in connection with the Existing Credit Agreement), surveys and other customary documentation to the extent reasonably requested by it.

(k)	The Arrangers shall be satisfied that the Company shall have used all commercially reasonable efforts to take such steps as may be reasonably requested by the Arrangers to cause the Notes to be issued and sold prior to the Closing Date, which efforts will include, without limitation, the preparation of a preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary “high-yield road show” not less than 30 days prior to the Closing Date and the participation of senior management and representatives of the Company and, to the extent practicable, the Acquired Business in the road show and the other matters contemplated by the Fee Letter and the Engagement Letter.

(l)	The Lenders shall have received a customary solvency certificate from the Company’s chief financial officer as to the solvency of the Credit Parties, taken as a whole, and such customary legal opinions from counsel to the Company (including, where appropriate, local counsel) as the Arrangers may reasonably request.

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